EXHIBIT 99.1

                       PARK PHARMACY ANNOUNCES ACQUISITION
                                       OF
                            DOUGHERTY'S PHARMACY INC.

DALLAS--(BUSINESS WIRE)--Dec. 30, 1999--Park Pharmacy Corporation, a Colorado corporation ("Park") (OTC BB: PPRX), announced today that the previously announced planned acquisition of Dougherty's Pharmacy Inc., a privately-held Texas corporation ("Dougherty's") has been consummated today.

Pursuant to the terms of a Share Exchange Agreement, the shareholder of Dougherty's received an aggregate of 45,000 shares of Series A Preferred Stock of Park in exchange for all of the issued and outstanding shares of capital stock of Dougherty's. As a result of this transaction, Dougherty's is now a wholly-owned subsidiary of Park.

About Dougherty's Pharmacy

Dougherty's Pharmacy is a privately-held Texas corporation in the retail pharmacy business with two locations in the Dallas area. Dougherty's was founded in 1929 and has been in continuous operation for over 70 years. Dougherty's annual sales for FYE June 30, 1999, were $16,420,687.00 with $746,205.00 pre-tax income and a sustained cumulative growth rate of 17% over the last five years. The company offers a higher degree of professional pharmacy products, which are not typically found in "chain store" operations. Dougherty's provides special customer services features such as home delivery, durable medical equipment ("DME") and other home healthcare services including intravenous infusion pharmacy services (IVs).

In addition to prescription drugs and services, the Company's retail pharmacies offer a broad range of over-the-counter medications, supplies and equipment, health and beauty aids, cosmetics, gifts, greeting cards and other general merchandise.

About Park

The reverse acquisition of Park (CO) (formerly Power-Cell, Inc.) by the shareholders of Park (TX) was closed on Oct. 19, 1999. The transaction was consummated pursuant to a Stock Purchase Agreement dated March 9, 1999, and took place after the Company's shareholders approved the transaction at a meeting in Dallas on Oct. 12, 1999. The Company's business plan is to close the acquisition of Rx-Pro.Com, which was accomplished in December 1999, and to acquire independent non-Internet retail pharmacies, such as Dougherty's and others.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT:
Statements in this press release that are not historical facts, including statements about plans and expectations regarding plans and opportunities, and future financial condition and results are forward-looking. Forward-looking statements involve risks and uncertainties, which may cause the Company's actual results in future periods to differ materially and adversely from those expressed. These uncertainties and risks include competition, changing consumer preferences, lack of success of new businesses, the inability to acquire retail pharmacies, and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.